Exhibit 99.1

Agreement with HMRC

Virgin Media Inc. (NASDAQ: VMED) (LSE: VMED) today announced that it had reached an agreement with HM Revenue & Customs (HMRC), the UK tax authority, on certain Value Added Tax (VAT) matters. As a result, the reasonably possible contingent liability previously disclosed (and not accrued for) by the Company in respect of VAT activities as of March 31, 2011 is reduced to £23.6 million. In addition, the Company and HMRC have agreed a VAT refund to the Company of £81.5 million that will be reflected in the Company’s financial statements for the second quarter of 2011.

Virgin Media Investor Relations
Richard Williams: +44 (0) 20 7909 3272
richard.williams@virginmedia.co.uk

or

Reuben Wheeler: +44 (0) 20 7909 3273

reuben.wheeler@virginmedia.co.uk

or

Media contacts

At Virgin Media, Gareth Mead
+44 (0) 20 7909 3289
gareth.mead@virginmedia.co.uk

or

At Tavistock Communications, Matt Ridsdale
+44 (0) 20 7920 3150
mridsdale@tavistock.co.uk